As filed with the Securities and Exchange Commission on June 20, 1996
                                    Registration No. 33-



                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933




                        MS FINANCIAL, INC.
      (Exact name of registrant as specified in its charter)




          Delaware                               64-0835847
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)             Identification Number)

              715 South Pear Orchard Road, Suite 300
                   Ridgeland, Mississippi 39157
                          (601) 978-6737
             (Address of principal executive offices)

       MS Financial, Inc. Employees' Equity Incentive Plan
   MS Financial, Inc. Non-Employee Directors' Stock Option Plan
         MS Financial, Inc. Employee Stock Purchase Plan
                    (Full title of the plans)



                       E. Peter Healey
        Vice-President, Chief Financial Officer and Secretary
              715 S. Pear Orchard Road, Suite 300
                 Ridgeland, Mississippi  39157
                       (601) 978-6737
      (Name, address, including zip code, and telephone number, including area code, of agent for service)




                CALCULATION OF REGISTRATION FEE



                                Proposed      Proposed
                     Amount     Maximum       Maximum
Title of Securities   to be  Offering Price   Aggregate     Amount of
to be Registered  Registered   Per Share(1) Offering Price  Registration Fee

Common Stock  1,427,776 Shares   $6.75      $9,637,488.00    $3,323.27
($.001 par value)

         (1) Pursuant to Rule 457(c), the price per share and aggregate offering price are based upon the average of the high and low prices of the Company's Common Stock on June 18, 1996, as reported on the Nasdaq National Market.

                              PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The documents constituting Part I of this Registration Statement with respect to the Amended and Restated MS Financial, Inc. Employees' Equity Incentive Plan, the MS Financial, Inc. Non-Employee Directors' Stock Option Plan and the MS Financial, Inc. Employee Stock Purchase Plan will be sent or given to employees and directors of MS Financial, Inc. (the "Company"), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").


                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The Company hereby states that the following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated or deemed to be incorporated in this Registration Statement by reference as of their date of filing with the Commission:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), on April 1, 1996.

         (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 as filed with the Commission pursuant to the Exchange Act on May 3, 1996.

    (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (No.
33-92856), as filed with the Commission pursuant to the Securities Act on May 30, 1995, as amended.

    (d) All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

    Any statement contained in a document incorporated by, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Davis, Graham & Stubbs LLP.

Item 6.  Indemnification of Directors and Officers.

    The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"). Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

    Additionally, the Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by the DGCL. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); or (iv) for any transaction from which the director derived an improper personal benefit.

    Each director of the Company has also entered into an indemnification agreement with the Company (the "Indemnification Agreements"). The Indemnification Agreements are intended to permit indemnification which may be broader than specifically provided by law. It is possible that the applicable laws could change the degree to which indemnification is expressly permitted.

    The Indemnification Agreements cover most monetary liabilities paid in settlement of claims if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld. The agreements cover claims relating to the fact that the indemnified party is or was an agent ("Agent") of the Company or its subsidiary, or is or was serving at the request of the Company as an Agent of another entity. Indemnification would not, however, be available under the Indemnification Agreements if a disinterested person appointed by the Company's Board of Directors determines that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. The Indemnification Agreements also obligate the Company to promptly advance all expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse the Company for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification.

    The Company is not obligated to indemnify the indemnitee with respect to (a) acts, omissions or transactions from which the indemnitee may not be relieved of liability under applicable law, (b) claims initiated or brought voluntarily by the indemnitee which are not defensive, except in certain situations,
(c) proceedings instituted by the indemnitee to enforce the Indemnification Agreements which are not made in good faith or are frivolous, or (d) violations of Section 16(b) of the Exchange Act or any similar successor statute.

    The indemnification provided under the Indemnification Agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited. While not requiring the maintenance of directors' and officers' liability insurance, as long as the Company maintains a directors' and officers' insurance policy, the Indemnification Agreements require that the indemnitee be provided with the maximum respective coverage afforded to the Company's directors, officers, key employees, agents, or fiduciaries if the indemnitee is a director, officer, key employee, agent, or fiduciary.

    There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent. The Company maintains directors and officers liability insurance.

    The foregoing description of certain provisions of the Company's Certificate of Incorporation and Bylaws is qualified in its entirety by the Company's Certificate of Incorporation and Bylaws filed as exhibits to the Company's Registration Statement on Form S-1 (No. 33-92856), as amended.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

              4.1  Second Amended and Restated Certificate of
                   Incorporation of the Company.(1)

              4.2  Bylaws of the Company.(1)

              4.3  MS Financial, Inc. Employee Equity Incentive Plan.(1)

              4.4  MS Financial, Inc. Nonemployee Directors' Stock Option
                   Plan.(1)

              4.5  MS Financial, Inc. Employee Stock Purchase Plan.(1)

              5.1 Opinion of Davis, Graham & Stubbs LLP, as to the legality of the issuance of the shares of Common Stock.

             10.1 Non-Qualified Stock Option Agreement with Harold A. Hogue dated January 3, 1994.(1)

             10.2 Stock Option Agreement with Philip J. Hubbuch, Jr. dated January 3, 1994.(1)

             10.3 Stock Option Agreement with E. Peter Healey dated February 15, 1994.(1)

             10.4 Stock Option Agreement with Vann R. Martin dated January 3, 1994.(1)

             23.1 Consent of Davis, Graham & Stubbs LLP (incorporated in Exhibit 5.1 hereto).

             23.2  Consent of KPMG Peat Marwick LLP

             24.1 Power of Attorney (incorporated in the signature page of this Registration Statement).

__________________________

(1)    Incorporated by reference to the Company's Registration
       Statement on Form S-1 (File No. 33-92856), filed with the
       Commission May 30, 1995, as amended.

Item 9.  Undertakings.

               A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgeland, State of Mississippi, on June 20, 1996.

                               MS FINANCIAL, INC.


                               By: /s/ Philip J. Hubbuch, Jr.
                               Philip J. Hubbuch, Jr.
                               Vice Chairman and Chief
                               Executive Officer



                        POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Philip J. Hubbuch, Jr., Vann R. Martin and E.
Peter Healey or any of them, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




        Signatures                Title                   Date



/s/ Philip J. Hubbuch, Jr.Vice Chairman and Chief   June 20, 1996
Philip J. Hubbuch, Jr.    Executive Officer
                          (Principal Executive Officer)


/s/ E. Peter Healey    Chief Financial Officer      June 20, 1996
E. Peter Healey        (Principal Financial Officer)



/s/ R. Dale Miller     Controller (Principal        June 20, 1996
R. Dale Miller         Accounting Officer)


        Signatures          Title                        Date



/s/ James B. Stuart, Jr. Chairman of the Board      June 20, 1996
James B. Stuart, Jr.



/s/ Reed Bramlett      Director                    June 20,  1996
Reed Bramlett



/s/ Philip A. Canfield  Director                    June 20, 1996
Philip A. Canfield



/s/ Carl Herrin        Director                     June 20, 1996
Carl Herrin



/s/ Harold A. Hogue    Director                     June 20, 1996
Harold A. Hogue



/s/ Bruce Miller       Director                     June 20, 1996
Bruce Miller



/s/ Robert Plummer     Director                     June 20, 1996
Robert Plummer



/s/ Carl D. Thoma      Director                     June 20, 1996
Carl D. Thoma

                          EXHIBIT INDEX

Exhibit                                               Sequential
  No.    Description                                  Page No.


         4.1       Second Amended and Restated Certificate of
                   Incorporation of the Company.(1)

         4.2       Bylaws of the Company.(1)

         4.3       MS Financial, Inc. Employee Equity Incentive Plan.(1)

         4.4       MS Financial, Inc. Nonemployee Directors' Stock
                   Option Plan.(1)

         4.5       MS Financial, Inc. Employee Stock Purchase Plan.(1)

         5.1 Opinion of Davis, Graham & Stubbs LLP, as to the legality of issuance of the Shares.

        10.1 Non-Qualified Stock Option Agreement with Harold A. Hogue dated January 3, 1994.(1)

        10.2 Stock Option Agreement with Philip J. Hubbuch, Jr. dated January 3, 1994.(1)

        10.3 Stock Option Agreement with E. Peter Healey dated February 15, 1994.(1)

        10.4       Stock Option Agreement with Vann R. Martin dated
                   January 3, 1994.(1)

        23.1       Consent of Davis, Graham & Stubbs LLP
                   (incorporated in Exhibit 5.1 hereto).

        23.2       Consent of KPMG Peat Marwick LLP


__________________________

(1)      Incorporated by reference to the Company's Registration
         Statement on Form S-1 (File No. 33-92856), filed with the Commission May 30, 1995, as amended.